UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 27, 2022

P3 Health Partners Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40033	85-2992794
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2370 Corporate Circle, Suite 300
Henderson, NV	89074
(Address of principal executive offices)	(Zip Code)

(702) 910-3950

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

	Trading	Name of each exchange
Title of each class	Symbol(s)	on which registered
Class A Common Stock, par value $0.0001 per share	PIII	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50.	PIIIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Interim CFO Compensation Arrangement

As previously disclosed, on October 18, 2022, the Board of Directors (the “Board”) of P3 Health Partners Inc. (the “Company”) appointed Erin Darakjian to serve as Interim Chief Financial Officer of the Company, effective as of November 1, 2022, pending the Company’s search for a permanent successor following the resignation of Eric Atkins.

In consideration of her service as Interim Chief Financial Officer, on November 28, 2022, the Company entered into a letter agreement with Ms. Darakjian (the “Darakjian Letter Agreement”). Under the Darakjian Letter Agreement, Ms. Darakjian will receive a lump sum payment of $50,000 to be paid in December 2022 . In addition, the Darakjian Letter Agreement provides that Ms. Darakjian’s target annual bonus opportunity will be 50% of her base salary, and that, for fiscal year 2022, Ms. Darakjian will receive a bonus equal to 50% of her base salary. In addition, on November 28, 2022, Ms. Darakjian was granted an option to purchase 100,000 shares of Class A common stock of the Company, 25% of which will vest on October 18, 2023 (the “Initial Vesting Date”), and the balance (75%) of which will vest in equal annual installments over the next three years on each anniversary of the Initial Vesting Date, subject to Ms. Darakjian’s continued employment through the applicable vesting date.

The foregoing description of the Darakjian Letter Agreement does not purport to be complete and is qualified in its entirety by the terms of the Darakjian Letter Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

CFO Appointment

On November 27, 2022, the Board appointed Atul Kavthekar to serve as Chief Financial Officer of the Company, effective as of December 12, 2022 (the “Effective Date”). The Board also designated Mr. Kavthekar as the Company’s principal financial officer as of the Effective Date, succeeding Ms. Darakjian in such role. Ms. Darakjian remains Chief Accounting Officer, Senior Vice President and principal accounting officer of the Company.

Prior to joining the Company, Mr. Kavthekar, 54, served as Executive Vice President and Chief Financial Officer of EyeCare Partners, a clinically-integrated comprehensive eyecare platform, since March 2021. From July 2020 to March 2021, Mr. Kavthekar served as Chief Financial Officer of Encyclopedia Britannica, a digital media, publishing and educational curriculum company. From May 2017 to April 2019, Mr. Kavthekar served as Chief Financial Officer and Treasurer of Diplomat Pharmacy, Inc., an independent provider of specialty pharmacy services. Mr. Kavthekar served as Chief Financial Officer of LivingSocial, Inc., an e-commerce retailer, from June 2015 to December 2016. Mr. Kavthekar also served as Chief Financial Officer and Head of Corporate Development for the health and wellness division of Sears Holding Corporation, which included the Kmart Pharmacy business, from December 2013 to May 2015, and as Division Chief Financial Officer of e-commerce for Walgreen Co. from December 2009 to December 2013. Prior to these positions, he held a number of positions in the financial industry, focusing on investment banking and mergers and acquisitions. Mr. Kavthekar received an MBA from The University of Chicago Booth School of Business.

In connection with his appointment as Chief Financial Officer, on November 27, 2022, the Company entered into an offer letter agreement with Mr. Kavthekar (the “Kavthekar Letter Agreement”). Under the Kavthekar Letter Agreement, Mr. Kavthekar’s annual base salary will be $450,000 and his target annual bonus will be 50% of his base salary. In addition, he will receive a $50,000 signing bonus, which will be paid on the six month anniversary of the Effective Date (the “Signing Bonus”), provided that Mr. Kavthekar is continuously employed by the Company through such date. The Signing Bonus is subject to repayment by Mr. Kavthekar on a pro-rata basis if his employment terminates for any reason before the 18-month anniversary of the Effective Date. Mr. Kavthekar also will be granted an option to purchase 600,000 shares of Class A common stock of the Company, of which 25% will vest on the first anniversary of the Effective Date (the “Initial Vesting Date”), and the remaining 75% will vest in equal annual installments over the next three years on each anniversary of the Initial Vesting Date, subject to Mr. Kavthekar’s continued employment through the applicable vesting date. In addition, if Mr. Kavthekar’s employment is terminated without cause, he will be entitled to receive a lump-sum severance payment equal to six months of his base salary, subject to his execution and non-revocation of a general release of claims and continued compliance with restrictive covenants.

The foregoing description of the Kavthekar Letter Agreement does not purport to be complete and is qualified in its entirely by the terms of the Kavthekar Letter Agreement, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Letter Agreement, by and between P3 Health Partners Inc. and Erin Darakjian
10.2	Letter Agreement, by and between P3 Health Partners Inc. and Atul Kavthekar
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P3 Health Partners Inc.

Date:	December 1, 2022	By:	/s/ Jessica Puathasnanon
Jessica Puathasnanon Chief Legal Officer